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                                  EXHIBIT 99


MARRIOTT INTERNATIONAL ANNOUNCES CONVERSION
TO SINGLE CLASS OF COMMON STOCK EFFECTIVE MAY 21


WASHINGTON, D.C., May 20, 1998 Marriott International, Inc. (MAR and MAR.A/NYSE) announced that the company will convert its two classes of common stock (MAR and MAR.A) to a single class (MAR.A), effective tomorrow, May 21,
1998 at the opening of trading on the New York Stock Exchange.   At that time,
only the company's Class A common stock will be outstanding and traded on the New York Stock Exchange and other U.S. exchanges.

While retention of the dual class structure was supported by holders of a majority of shares voting at the company's annual meeting today, it did not receive the requisite approval of a majority of outstanding shares for the company to retain two classes of stock.

J.W. Marriott, Jr., chairman and chief executive officer of Marriott International, said, "Our company will continue the aggressive growth that has been the hallmark of the Marriott organization since it was first publicly traded 45 years ago, increasing value for all shareholders.

"Today we are better positioned for growth than ever. Our acquisition program has been and will continue to be successful," continued Mr. Marriott. "We have the infrastructure in place to support expansion, tremendous economies of scale in purchasing, and we have a proven ability to build and manage a broad array of brands linked together with outstanding technology and reservations systems," he added. "The entire Marriott International executive team and I are totally committed to the continued growth and prosperity of our company," Mr. Marriott said.

The stock conversion process is as follows:

 . Trading in both current classes of the company's stock will continue to the end of the trading day today, May 20, 1998.

 . Prior to the commencement of the trading day on May 21, all outstanding shares of common stock (ticker symbol: MAR) will automatically be converted, on a one-for-one basis, into shares of Class A common stock (current ticker symbol: MAR.A) of the company.
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 .  On May 21, trading will resume only for the Class A common stock of the company, since all common stock outstanding will have been converted into Class A shares.

 . The ticker symbol for the Class A common stock will be changed from MAR.A to MAR.

 . Holders of the company's common stock will be notified by mail of the conversion.


Outstanding certificates for the MAR common stock will be deemed to represent Class A common stock, and do not need to be exchanged. The CUSIP number for the Class A shares (571903 20 2) will remain the same. STOCKHOLDERS DO NOT NEED TO TAKE ANY ACTION TO EFFECT THE CONVERSION, AND THERE IS NO CHANGE IN THE EXISTING TAX BASIS OF THE CONVERTED SHARES.

Outstanding stock options and convertible securities (the LYONS convertible debt securities) which are currently exercisable or convertible into common stock, will instead be exercisable or convertible into the same number of shares of Class A common stock.

After the conversion, the company will have approximately 253 million shares of Class A common stock outstanding.

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MARRIOTT INTERNATIONAL, INC. is a leading worldwide hospitality company, with over 1,600 operating units in the United States and 53 other countries and territories. Major businesses include hotels operated and franchised under the Marriott, Ritz-Carlton, Courtyard, Residence Inn, Fairfield, TownePlace Suites, Executive Residences, Renaissance, New World and Ramada International brands; vacation club (timeshare) resorts; senior living communities and services; and food service distribution. The company is headquartered in Washington, D.C. and has approximately 129,000 employees. For fiscal year 1997, Marriott International reported sales of $9 billion.


Contact:   Tom Marder (301) 380-2553